Pricing  Supplement  dated February 29, 2000                     Rule 424(b)(3)
(To Prospectus dated January 8, 1998 and                     File No. 333-42049
Prospectus Supplement dated August 4, 1999)



                       COLONIAL REALTY LIMITED PARTNERSHIP
                         Medium-Term Notes - Fixed Rate

                              CUSIP No. 195896 AJ 4

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Aggregate Principal Amount:  $20,000,000           Interest Rate:  8.80%

Agents Discount or Commission:  .625%              Stated Maturity Date: 2/1/10

Net Proceeds to Issuer $19,875,000                 Original Issue Date: 2/29/00


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Interest Payment Dates: February 1 and August 1, commencing on August 1, 2000

Redemption:


|X| The Notes cannot be redeemed prior to the Stated Maturity Date. |_| The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction: ______% until Redemption Percentage is 100% of the principal amount

Optional Repayment:
|X|  The Notes cannot be repaid prior to the Stated Maturity Date
|_| The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Option Repayment Dates:
     Repayment Price:  _____%

Currency:
     Specified Currency: U.S. Dollars
         (If other than U.S. dollars, see attached)
     Minimum Denominations: $1,000
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  |_|  Yes    |X|  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:     |X|  Book-Entry  |_|  Certificated

Principal Amount offered to or through each agent,

$20,000,000       Merrill Lynch & Co., acting as |X| agent |_| principal
 ----------

If as principal:

     |_| The Notes are being offered at varying prices related to prevailing market prices at the time of resale

     |_| The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:
     The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions: